Exhibit 99.1

-PRESS RELEASE-


April 3, 2003                                                  W. H. Hardman, Jr
Greenvlle, South Carolina                                          (864)255-4127




             DELTA WOODSIDE INDUSTRIES AND DELTA MILLS ANNOUNCE THE
            RESULTS OF MODIFIED DUTCH AUCTION TENDER OFFER FOR DELTA
                       MILLS' 9-5/8% SENIOR NOTES DUE 2007

GREENVILLE, S. Carolina - April 3, 2003 - Delta Woodside Industries, Inc. (NYSE:
DLW) and its wholly-owned subsidiary Delta Mills, Inc. today announced the results of Delta Mills' "Modified Dutch Auction" tender offer for a portion of its outstanding 9-5/8% Senior Notes due 2007. The offer commenced on March 5, 2003 and expired on April 2, 2003 at 5:00 p.m., New York City time, as scheduled (the "Expiration Date").

As of the Expiration Date, a total principal amount of $12,798,000 of notes was tendered by holders of the notes and accepted for payment by Delta Mills. The "Clearing Price" was set at $790 per $1,000 principal amount. As a result, the Company will pay $10,110,420 plus accrued interest, to repurchase notes. All holders who tendered their notes, including those holders who tendered notes at a price below the Clearing Price, will receive the Clearing Price for their notes. Settlement will take place on April 7, 2003.

Bill Garrett, President and CEO, commented, "We are pleased with the results of the tender offer. This reduction in our long term debt will further strengthen our balance sheet and is another step in accomplishing the objectives of our long term strategic plan for the success of Delta Woodside."

The preceding discussion contains certain "forward-looking statements". These are based on the expectations of Delta Woodside and Delta Mills and are necessarily dependent upon assumptions, estimates and data that the they believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

Delta Woodside and Delta Mills do not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Delta Woodside Industries, Inc., is headquartered in Greenville, South Carolina. Through its wholly-owned subsidiary, Delta Mills, it manufactures and sells textile products for the apparel industry. The Company employs about 1,600 people and operates five plants located in South Carolina.


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